UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2014

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor New York, NY (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On March 20, 2014, Genco Shipping & Trading Limited (the “Company”) made the scheduled semi-annual interest payment of approximately $3.1 million originally due on February 18, 2014 under its 5.00% Convertible Senior Notes due August 15, 2015 (the “Notes”).  Such payment was made within the applicable 30-day grace period under the Indenture dated July 27, 2010 (as supplemented) between the Company and The Bank of New York Mellon, as trustee under which the Notes were issued and within the waiver period under the Limited Waiver of Default, by and among the Company, the various lenders and other parties named therein, and Crédit Agricole Corporate and Investment Bank, as Agent and Security Trustee, dated as of February 18, 2014.  For further details of the foregoing, please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 18, 2014 (the “February 8-K”).

The Company continues to be in discussions with representatives of its secured lenders and certain holders of the Notes concerning a potential restructuring of its indebtedness.  The Company does not intend to provide updates or details of the restructuring discussions.  The risks described in Item 8.01 of the February 8-K with respect to such potential restructuring continue to apply.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the important factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are changes to the Company’s liquidity position, the results of discussions with the Company’s lenders and other creditors, and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports on Form 10-Q and Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: March 20, 2014

/s/ John C. Wobensmith
John C. Wobensmith
Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)